COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO Shelley Thunen, CFO	Nick Laudico (646) 536-7030 Zack Kubow (646) 536-7020

www.endologix.com

Endologix Achieves Revenue Milestone for the Nellix® EndoVascular Aneurysm Sealing System
Triggers Endologix common stock milestone payment to former Nellix stockholders
IRVINE, Calif., June 17, 2014 – Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that it has achieved $10 million in trailing twelve month international sales of the Nellix® EndoVascular Aneurysm Sealing System, triggering a milestone payment to the former Nellix, Inc. stockholders, in the form of 2,666,555 shares of Endologix common stock.

John McDermott, Chairman and Chief Executive Officer for Endologix, said, “We are pleased to have reached this significant revenue milestone during the controlled market introduction of Nellix. The Nellix system continues to generate positive physician feedback including procedure predictability and the capability to treat a wide range of AAA anatomies. This feedback and early market adoption gives us continued confidence in the potential of Nellix to become the leading global treatment of AAA.”

Based on the Company’s 2010 acquisition agreement for Nellix, Inc., the revenue milestone triggered a $20 million payment in Endologix common stock to former Nellix, Inc. stockholders. The stock price used to calculate the share payment is subject to a floor of $3.50 and a ceiling of $7.50. Accordingly, because Endologix’s stock price is currently above the $7.50 ceiling, the Company will issue 2,666,555 shares by the end of June 2014.

Nellix has obtained CE Mark and is currently undergoing a U.S. Investigational Device Exemption (IDE) trial to establish clinical evidence for U.S. Food and Drug Administration (FDA) approval. The U.S. study, EVAS FORWARD-IDE is approved to enroll 180 patients at up to 30 sites in the U.S., Canada and Europe. The EVAS FORWARD Global Registry is planned to include 300 patients enrolled in up to 30 international centers. Nellix has not been approved for marketing or commercial sale in the US.

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to product launch activities, physician feedback, Nellix procedure clinical performance and predictability, initiation and progress of clinical trials, market acceptance of our products, regulatory processes, and the ability of the Company to capture additional market share with its products, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for existing products and related new products, product research and development efforts, unexpected litigation expenses, changes to the regulatory environment for the medical device industry, risks associated with international operations, Endologix's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2013, and Endologix's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.